Exhibit 99.3

National CineMedia, Inc.

Announces National CineMedia, LLC Proposed Private Offering

of $200 Million of Senior Notes due 2021

Centennial, CO – June 22, 2011 – National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 48.6% of National CineMedia, LLC (“NCM LLC”), announced today that NCM LLC plans to offer in a private placement $200 million aggregate principal amount of Senior Notes due 2021 (the “Notes”). The Notes will be senior unsecured obligations of NCM LLC, and will bear interest at a fixed rate.

NCM LLC intends to use the net proceeds from the proposed offering to repay $175 million of outstanding term loan borrowings under its senior secured credit facility. Any remaining net proceeds will be used to repay a portion of outstanding borrowings under NCM LLC’s revolving credit facility and for general corporate purposes (including working capital).

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. NCM LLC plans to offer and sell the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the proposed notes offering by NCM LLC. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com